FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463
Bel Reports Record Revenue
For The Fourth Quarter and 2005

Announces Fourth Quarter Repatriation of $45 Million

JERSEY CITY, New Jersey, February 16, 2006 . . . Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced preliminary and unaudited financial results for the three and twelve months ended December 31, 2005, highlighted by record revenue for the fourth quarter and year as a whole. The Company also reported that it repatriated $45,000,000 in cash in the fourth quarter and a total of $70,600,000 during 2005.
"Organic growth and acquisitions contributed to our solid performance for 2005," said Daniel Bernstein, President of Bel. "Our initiatives in the power products market are beginning to generate significant new business for Bel, and we believe that the Company is well-positioned for the future. We also took advantage of the opportunity to repatriate a significant amount of cash during the year, which increases our flexibility as we continue to implement our strategy for long-term growth."

Fourth Quarter Results
For the fourth quarter of 2005, revenue increased 15% to $56,684,000 compared to revenue of $49,289,000 for the fourth quarter of 2004. This increase was driven primarily by double-digit growth in sales of DC/DC converter power products and higher sales of MagJack® connector modules, and by revenue of approximately $3,600,000 from the acquisitions of Galaxy and NetWatch earlier in the year. Reflecting a change in the mix of sales as well as higher energy, raw materials and transportation costs, gross margin declined to 26% from 29% a year earlier.
Earnings before income tax provision were $6,163,000 for the fourth quarter of 2005 versus $6,513,000 for the fourth quarter of 2004. Net earnings for the fourth quarter of 2005 were $3,265,000, or $0.28 per diluted share. This compares to net earnings of $6,028,000, or $0.51 per diluted share, for the prior-year period.
Net earnings for the fourth quarter of 2005 included taxes of approximately $2,100,000 in connection with the repatriation of $45,000,000 during the period. Before this tax, earnings were approximately $0.46 per diluted share.
At December 31, 2005, Bel had cash, cash equivalents and marketable securities of approximately $93,000,000, working capital of approximately $130,000,000, a current ratio of 4.5-to-1, no long-term debt, and shareholders' equity of approximately $201,600,000.

2005 Results
For 2005, revenue increased 14% to $215,916,000, which included revenue from the acquisitions of Galaxy and NetWatch of approximately $12,000,000. Revenue for 2004 was $190,021,000.

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Bel Reports Record Revenue For The Fourth Quarter and 2005
February 16, 2005
Page Two

Earnings before provision for income tax for 2005 were $27,715,000 compared to $28,371,000 for 2004. In addition to higher energy, raw materials and transportation costs and the impact of the mix of sales, pre-tax earnings for 2005 included non-cash stock-based compensation expense of $248,000. Pre-tax earnings for 2004 included $2,935,000 in proceeds from the settlement of legal proceedings.
Net earnings for 2005 were $20,233,000, or $1.75 per diluted share. This compares to net earnings for 2004 of $24,722,000, or $2.15 per diluted share.
Net earnings for 2005 included taxes of approximately $3,100,000 in connection with the repatriation of $70,600,000 during the year. Before this tax, earnings were approximately $2.01 per diluted share.
The Company cautions that its fourth quarter and year-end results are preliminary and unaudited.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC/DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21283141 after 1:00 p.m. EST.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed including the statements regarding the Company's positioning for the future and long-term growth strategy are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote business that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
The presentation of earnings per diluted shares excluding the impact of taxes associated with the repatriation of funds may constitute a Non-GAAP Finanancial Measure. The Company believes that such information is useful in demonstrating the consequences of such repatriation.

(table attached)

BEL FUSE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
($000s omitted, except for per share data)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net Sales	$56,684	$49,289	$215,916	$190,022

Cost of expenses:
Cost of sales	41,872	34,781	155,673	132,776
Selling, general and administrative expenses	8.974	8,248	33,626	31,302
Fixed asset write-down	--	--	--	1,033
	50,846	43,029	189,299	165,111

Income from operations	5,838	6,260	26,617	24,911

Other income - net	325	253	1,098	525
Lawsuit proceeds	--	--	--	2,935

Earnings before income tax provision	6,163	6,513	27,715	28,371
Income tax provision	2,898	485	7,482	3,649

Net earnings	$3,265	$6,028	$20,233	$24,722

Net earnings per common share
Basic	$0.28	$0.52	$1.76	$2.19
Diluted	$0.28	$0.51	$1.75	$2.15

Weighted average common shares outstanding
Basic	11,698	11,352	11,510	11,284
Diluted	11,757	11,510	11,593	11,511

CONDENSED CONSOLIDATED BALANCE SHEET DATA
($ 000s omitted)

	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
ASSETS	2005	2004	LIABILITIES & EQUITY	2005	2004
	(Unaudited)	(Audited)		(Unaudited)	(Audited)

Current Assets	$167,334	$160,713	Current liabilities	$37,234	$32,144

Property, plant
& equipment, net	42,379	41,245	Long-term liabilities	2,718	6,762

Goodwill, net	22,428	9,882	Deferred income taxes	--	410

Intangibles & other assets	9,387	5,937	Stockholders' equity	201,576	178,461

Total Assets	$241,528	$217,777	Total liabilities & equity	$241,528	$217,777